Exhibit 10.13

COLONY FINANCIAL, INC. 2009

NON-EXECUTIVE DIRECTOR STOCK PLAN

NON-QUALIFIED OPTION AGREEMENT

Colony Financial, Inc., a Maryland corporation (the “Company”), hereby grants an option to purchase shares of its common stock, par value $0.01 (the “Option”), to the optionee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”), and in the Company’s 2009 Non-Executive Director Stock Option Plan (as amended from time to time, the “Plan”).

Grant Date:             , 200

Name of Optionee:

Optionee’s Social Security Number:         -        -

Number of Shares Covered by Option:

Option Price per Share: $        .     (At least 100% of Fair Market Value)

Vesting Schedule [                                ]

By your signature below, you agree to all of the terms and conditions described herein, in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Optionee:		Date:
(Signature)

Company:		Date:
(Signature)
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

COLONY FINANCIAL, INC.

2009 NON-EXECUTIVE DIRECTOR STOCK PLAN

NON-QUALIFIED OPTION AGREEMENT

Non-qualified Option	This Agreement evidences an award of an Option exercisable for that number of shares of Stock set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on the cover sheet. This option is not intended to be an incentive option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. The Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment or similar process.

If you attempt to do any of these things, this Option will immediately become forfeited.

Notwithstanding these restrictions on transfer, the Plan administrator may authorize, in its sole discretion, the transfer of a vested Option (in whole or in part) to a member of your immediate family or a trust for the benefit of your immediate family.

Vesting	Your Option shall vest in accordance with the vesting schedule shown on the cover sheet so long as you continue in service on the vesting dates set forth on the cover sheet and is exercisable only as to its vested portion.

No additional shares of Stock will vest after your service has terminated for any reason.

Change in Control	Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, this option will become 100% vested if it is not assumed, or equivalent options are not substituted for the options, by the Company or its successor.

Forfeiture of Unvested Options / Term	Unless the termination of your service triggers accelerated vesting or other treatment of your Option pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company and you, you will automatically forfeit to the Company those portions of the Option that have not yet vested in the event your service terminates for any reason.

Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier if your service terminates, as described below.

Expiration of Vested Options After Service Terminates

If your service terminates for any reason, other than death or disability, then the vested portion of your Option will expire at the close of business at Company headquarters on the 90th day after your termination date.

If your service terminates because of your death or disability, or if you die during the 90-day period after your termination for any reason, then the vested portion of your Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death or termination for disability. During that twelve (12) month period, your estate or heirs may exercise the vested portion of your Option.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any confidentiality obligation with respect to the Company or otherwise in competition with the Company, the Company has the right to cause an immediate forfeiture of your rights to this Option and the Option shall immediately expire.

In addition, if you have exercised any options during the two year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (1) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), less the option exercise price, and (2) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company, less the option exercise price (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Notice of Exercise

The Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than 100 shares, unless the number of vested shares purchased is the total number available for purchase under the option, by following the procedures set forth in this Agreement.

When you wish to exercise this Option, you must exercise in a manner required or permitted by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you exercise your Option, you must include payment of the option price indicated on the cover sheet for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•        Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•        Shares of Stock which are owned by you and which are surrendered to the Company. The Fair Market Value of the shares as of the effective date of the option exercise will be applied to the option price.

•        By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (if approved in advance by the Committee of the Board if you are either an executive officer or a director of the Company).

Evidence of Issuance	The issuance of the shares upon exercise of this Option shall be evidenced by issuance of one or more share certificates.

Withholding Taxes	You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Stock acquired under this Option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise of this Option or sale of Stock arising from this Option, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company (including withholding the delivery of vested shares of Stock otherwise deliverable under this Agreement).

Retention Rights	This Agreement and this Option do not give you the right to be retained by the Company in any capacity. Unless otherwise specified in a written agreement between the Company and you, the Company reserves the right to terminate your service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the Stock has been issued upon exercise of your Option and a certificate evidencing your Stock has been issued. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued, except as described in the Plan.

Your Option shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Clawback	This Award is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation and/or severance agreement between you and the Company shall supersede this Agreement with respect to its subject matter.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A	It is intended that this Award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of service only occurs upon an event that would be a separation from service within the meaning of Section 409A.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.